SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):  March 4, 2011

SUPREME INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-8183	75-1670945
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

P.O. Box 237

2581 E. Kercher Road

Goshen, Indiana 46528

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:  (574) 642-3070

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 24, 2011, Supreme Industries, Inc. (the “Company”) and its subsidiaries entered into a First Amendment (the “First Amendment”) to Amended and Restated Credit Agreement (the “Credit Agreement”) with JPMorgan Chase Bank, N.A. (the “Lender”).  Pursuant to the First Amendment, the Lender waived noncompliance with the two required financial covenants consisting of a minimum required EBITDA (Earnings Before Interest Taxes Depreciation and Amortization) and a minimum tangible net worth and other events of default under the Credit Agreement.  The First Amendment lowers the revolving commitment amount under the Credit Agreement to $25,000,000 from $30,000,000, and such revolving commitment amount is further reduced on a monthly basis beginning April 15, 2011.  By August 31, 2011, the revolving commitment amount will be reduced to $11,560,000, unless the Company’s workers compensation letter of credit is returned to the Lender, in which case the revolving commitment amount will be reduced to only $13,560,000.  The revolving commitment amount continues to decrease on a monthly basis, and the entire loan is due on December 31, 2011. These reductions are consistent with the Company's seasonal working capital needs.

Also pursuant to the First Amendment, on March 24, 2011, the Lender agreed to make certain term loans in the aggregate principal amount of $4,000,000, due December 31, 2011 which are expected to be funded by March 28, 2011.  The Lender also has the discretion to make additional term loans on or after April 15, 2011 in the aggregate principal amount of $3,000,000 due December 31, 2011.  If the Lender decides in its sole discretion to make the additional $3,000,000 of term loans, certain conditions must be met to fund the loans including receipt by the Company or its subsidiaries of cash proceeds not less than $3,000,000 from either (i) a sale-leaseback transaction involving the Company’s California manufacturing facility, (ii) the sale of any other real property owned by any of the Company's subsidiaries, or (iii) subordinated debt or equity capital, in each case to be payable to Lender for the purpose of generating liquidity under the revolver.  An option agreement for the sale of the California real estate is currently in place.  In connection with the First Amendment, certain mortgages and deeds of trust were executed on additional real property to secure the revolving line of credit and term loans.

Under the First Amendment, the minimum tangible net worth requirements and the minimum EBITDA requirements have been revised.

The First Amendment changes the interest rate for the revolving line of credit and term loans to 2.5% above the bank’s prime rate or 4.5% above LIBOR.

Additional events of default were added by the First Amendment.  These additional events of default include: (i) the Company’s failure to receive a $3,000,000 payment from the above described sale-leaseback transaction, sale of real estate, or the issuance of subordinated debt or equity capital by May 2, 2011; (ii) the suspension, withdrawal, termination, or reduction of the Company’s OEM chassis bailment pool; or (iii) the settlements of any claims or causes of action for amounts in excess of any amounts covered by insurance if such excess amounts are in excess of the reserves for such claims or causes of action on March 24, 2011 or the aggregate amount of all settlement payments is in excess of $250,000.

On March 4, 2011, Supreme Indiana Operations, Inc. (“SIO”), a wholly-owned subsidiary of the Company, entered into an Inventory Loan and Security Agreement (the “Ally Bank Inventory Agreement”) with Ally Bank (“Ally Bank”) under which Ally Bank agrees, on a discretionary basis, to finance the delivery of certain inventory (the “Chassis Inventory”) in a maximum aggregate amount not to exceed $25,700,000.

On March 4, 2011, the Company, SIO and Ally Financial, Inc. (“Ally Financial”) entered into the GMAC Master Manufacturer’s Finance Plan Agreement (the “Master Agreement”) pursuant to which Ally Financial agreed to provide financing for the delivery of Chassis Inventory.  The Master

Agreement incorporated the terms of the Ally Bank Inventory Agreement and provided that the maximum aggregate amount available to SIO under both the Ally Bank Inventory Agreement and the Master Agreement was $25,750,000.

To secure repayment of the amounts owed under the Ally Bank Inventory Agreement and the Master Agreement, in each of the Ally Bank Inventory Agreement and the Master Agreement, SIO granted Ally Bank and Ally Financial, respectively, a first priority lien and security interest in Chassis Inventory.  As additional collateral security for amounts due to Ally Bank and Ally Financial, SIO agreed to grant Ally Bank and Ally Financial a first lien in its manufacturing plant in Pike County, Georgia.

On March 4, 2011, the Company entered into a Guaranty Agreement with each of Ally Bank and Ally Financial in order to guarantee the repayment of the amounts owed to Ally Bank and Ally Financial, respectively, under the Ally Bank Inventory Agreement and the Master Agreement.

On March 21, 2011, SIO entered into a Credit Balance Agreement with Ally Financial under which SIO agrees to maintain a minimum credit balance with Ally Financial of $500,000 to ensure payment of all amounts due to Ally Bank and Ally Financial.

On March 24, 2011, SIO and Ally Financial  entered into an Inventory Loan and Security Agreement (the “Ally Financial Inventory Agreement”) under which Ally Financial agrees, on a discretionary basis, to finance delivery of the Chassis Inventory in a maximum aggregate amount not to exceed $25,750,000.  The maximum aggregate amount available to SIO under both the Ally Bank Inventory Agreement and the Ally Financial Inventory Agreement is $25,750,000.  The Ally Financial Inventory Agreement replaces the Master Agreement which is no longer in effect.  The Guaranty Agreement granted by the Company in favor of Ally Financial in connection with SIO entering into the Master Agreement applies to the Ally Financial Inventory Agreement.

Item 1.02   Termination of a Material Definitive Agreement.

On March 24, 2011, SIO and Ally Financial terminated the Master Agreement by entering into the Ally Financial Inventory Agreement.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01 “Entry into a Material Definitive Agreement” above regarding the First Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUPREME INDUSTRIES, INC.

Date: March 25, 2011	By:	/s/ Kim Korth
Kim Korth
President and Chief Executive Officer